UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

Fresh Start Private Management Inc.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-153381
(Commission File Number)

26-3550286
(IRS Employer Identification No.)

11010 EAST BOUNDARY ROAD
ELK WA 99009
 (Address of principal executive offices)(Zip Code)

(509) 714-5236
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, the board of directors of Fresh Start Private Management, Inc. (“Fresh Start”) appointed two new directors of the company Dr. Jorge Andrade Jr. and Mr. Neil Muller.

Dr. Jorge Andrade Jr., age 40 is founder, CEO and President of West Coast Consulting Inc. since 2004. Dr. Andrade is a Licensed Medical Interpreter, and co‐founder of TM Cube Medical LLC. Dr. Andrade has exceptional knowledge of starting, building and managing small businesses.

He is a recognized specialist in implementing systems for small businesses day to day. DR. Andrade is bilingual and fluent in both Spanish and English; he served on a Health Advisory Board for the Long Beach Head Start Program. As a President of West Consulting Inc., he supervisors and manages the interpreting department for Core Medical Management Inc., Pro – Legal Services Inc., and manages the day to day operations of Colgate’s, BSBF.

Dr. Andrade does not have any agreement, arrangement or interested transaction with the Company.

Mr. Neil Muller, age 51 has more than 20 years experience in the field of property development, commercial and residential sales and business management. Neil graduated with   his bachelor degree in business management at Sydney University.

For the last 5 years Neil has been developing and working with Fresh Start Private Australia alcohol recovery program.

Mr. Muller does not have any agreement, arrangement or interested transaction with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Fresh Start Private Management, Inc.  (Registrant)

Date: September 29, 2010	By:	/s/	Michael Cetrone
Name: Michael Cetrone
Title: President and Chief Executive Officer